Exhibit 99.2

LATAH BANCORPORATION, INC.

NON-QUALIFIED STOCK OPTION PLAN

Dated December 10, 1999

As amended on October 12, 2000

ARTICLE I

Purpose of Plan

This Non-Qualified Stock Option Plan (the “Plan”) is intended to serve as an incentive to and to encourage stock ownership by certain directors, officers, employees of and certain persons rendering service to LATAH BANCORPORATION, INC, a Washington corporation (the “Corporation”), so that they may acquire or increase their proprietary interest in the success of the Corporation, and to encourage them to remain in the Corporation’s service.

ARTICLE II

Administration of Plan

The Plan shall be administered by a committee appointed by the Corporation’s Board of Directors (the “Committee”). The Committee shall consists of not less than two (2) members who shall be appointed by, and serve at the pleasure of, the Corporation’s Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled only by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee in a meeting at which a quorum is present and acts approved in writing by a majority of the members of the Committee shall be the valid acts of the Committee. No member of the Committee shall vote on any matter concerning his or her own participation in the Plan, except that the Board of Directors as a whole may act on options granted to directors.

The Committee shall be authorized to grant options under the Plan to such directors, officers, employees of and other persons rendering service to the Corporation or any parent or subsidiary corporation of the Corporation, as defined for purposes of Internal Revenue Code Section 422A (“Parent or Subsidiary”), at such times and in such amounts as it may decide.

The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final unless otherwise determined by the Board of Directors. No member of the Committee or Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

ARTICLE III

Eligibility

3.1    General:  Any person who performs services of special importance to the Corporation, or any Parent or Subsidiary thereof, relating to the Corporation’s management, operation or development shall be eligible to receive options under the Plan. The selection of options recipients shall be within the sole and absolute discretion of the Committee, or the Board of Directors.

3.2    Termination of Eligibility:  Any option granted hereunder shall expire if, for any reason other than his or her death, the optionee (i) ceases to be employed by the Corporation or a Parent or Subsidiary thereof (ii) is no longer a member of the Corporation’s Board of Directors; or (iii) no longer performs services for the Corporation as an independent contractor. The expiration will take effect at the earliest of the following times: four (4) months from the date of the occurrence causing termination of eligibility (twelve (12) months if the optionee’s eligibility ceases because of his or her disability), or upon the date the option expires by its terms. During such four-month period, the option may be exercised in accordance with its terms, but only in respect of the number of shares for which the right to exercise has accrued on the date of termination of employment, or status as a director or independent contractor.

The Committee shall decide whether an authorized leave of absence or absence for military or governmental service, or absence for any other reason, shall constitute termination of eligibility for purposes of this Section. This determination shall be subject to review by the Board of Directors.

3.3    Death of Optionee and Transfer Option:  If the optionee dies while eligible to participate in the Plan, or within four (4) months after the termination of his or her eligibility, and shall not have fully exercised the option, the option may be exercised at any time within twelve (12) months after the optionee’s death by the optionee’s executors or administrators or by any person or persons who acquired the option directly from the optionee by bequest or inheritance. However, no option shall be exercisable after it expires, and options may be exercised only to the extent that the optionee’s right to exercise the option had accrued at the time of his or her death and had not been previously exercised.

No option shall be transferable by the optionee otherwise than by will or the laws of intestate succession.

ARTICLE IV

Identification of Stock

The stock subject to the options shall be shares of the Corporation’s authorized but unissued or acquired or reacquired no par value Common Stock (the “Stock”). The aggregate number of shares subject to outstanding options shall not exceed 20,000 shares of Stock (subject to adjustment as provided in Section 5.6). If any option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for purposes of this Plan.

ARTICLE V

Terms Amid Conditions Of Options

Any option granted pursuant to the Plan shall be evidenced by an agreement in such term as the Committee shall from time to time determine, which agreement shall comply with and he subject to the following terms and conditions.

5.1    Number of Shares:  Each option shall state the number of shares to which it pertains.

5.2    Option Exercise Price:  Each option shall state the option price, which shall be not less than 100% of the fair market value of the Stock subject to the option on the date of granting the option, unless otherwise determined at the Committee’s discretion.

5.3    Method of Exercise:  An option shall be exercised by written notice to the Corporation stating the number of shares with respect to which the option is being exercised and designating a time for the delivery thereof, which shall be at least fifteen (15) days after notice is given unless an earlier date was mutually agreed upon. At the time specified in the notice, the Corporation shall deliver to the optionee at the Corporation’s principal office, or other appropriate place the Committee determines, a certificate(s) for such shares of previously authorized but unissued shares or acquired or reacquired shares of Stock as the Corporation may elect. Notwithstanding the foregoing, the Corporation may postpone delivery of any certificate(s) after notice of exercise for any reasonable period required to comply with any applicable listing requirements of any national or other securities exchange. In the event an option shall be exercisable by any person other than the optionee, the required notice under this section shall be accompanied by appropriate proof of such person’ s right to exercise the option.

5.4    Medium and Time Payment:  The option price shall be payable in full upon the exercise of the option by certified or bank cashier’s check, the promissory note of the optionee or, in the discretion of the Committee, payment may be made, in whole or in part, by surrendering, or attesting to the ownership of, shares of Common Stock that are already owned by the optionee. Such shares of Common Stock shall be valued at their fair market on the date when the Option is exercised. The optionee shall not surrender, or attest to the ownership of shares of Common Stock in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the option for financial reporting purposes. Payment may also be made in any other form approved by the Committee.

5.5    Term of Option:  The term of an option granted hereunder shall be determined by the Committee at the time of grant, but shall not exceed ten (10) years from the day of the grant. In no event shall any option be exercisable after the expiration of its term.

5.6    Adjustments Upon Changes In Capitalization:  Subject to any required shareholder action, the number of shares of stock covered by each outstanding option and the price per share in each such option shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock of the Corporation resulting from: (i) a subdivision or consolidation of shares; (ii) the payment of a stock dividend (but only on the Stock); (iii) any other increase or decrease in the number of such shares effected without receipt of consideration by the Corporation; (iv) or, as to Stock issued other than pursuant to a stock option granted to a director, officer, employee of a person rendering services as an independent contractor to the Corporation or any Parent or Subsidiary, any increase or decrease in the number of shares made for per share consideration less than the option price of such option. Any fraction of a share subject to option that would otherwise result from an adjustment to this subparagraph shall be rounded downward to the next full number of shares without other compensation or consideration to the holder of the option.

Subject to any required shareholder action, if the Corporation shall be the surviving corporation in any merger or consolidation, each outstanding option shall pertain and apply to the securities to which a holder of the number of shares of Stock subject to the option would have been entitled. The Corporation’s Board of Directors may grant each optionee the right to exercise his or her option in whole or in part immediately prior to the Corporation’s dissolution or liquidation, or merger or consolidation in which the corporation is not the surviving corporation. If the Corporation is consolidated with or into any other corporation, or if the Corporation sells or transfers all or substantially all of its assets, or if any other similar event affecting shares of Stock of the Corporation should occur, and if the exercisability of the options is not accelerated by the Board of Directors and the acquiring Corporation assumes the Corporation’s obligation under the options granted under this Plan, which each optionee shall be entitled thereafter to purchase shares of stock and other securities and property in the kind and amount and at the price, which the optionee would have been entitled had his or her option been exercised prior to such event.

The Corporation shall make lawful provision therefore as part of any such transaction.

To the extent that the foregoing adjustments relate to stock or securities of the Corporation, they shall be made by the Committee, whose determinations shall be final, binding and conclusive.

The grant of an option pursuant to the Plan shall not affect in any way the Corporation’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

Whenever the Corporation takes any action resulting in any adjustment provided for in this Section 5.6, the Corporation shall forthwith deliver notice of the action to optionee. The notice shall set forth the number of shares subject to this Option and the purchase price thereof resulting from the adjustment.

5.7    Rights as a Shareholder:  An optionee or a transferee of an option shall have no rights as a shareholder with respect to any shares underlying his or her option until the date the optionee is issued a certificate for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 5.6 above.

5.8    Vesting Schedule:  Any vesting schedule pursuant to which the right of the Optionee to exercise the Stock Option shall be contingent upon the passage of a specified period of time following its Date of Grant, it being intended that the Administrative Committee shall have complete discretion with respect to the terms of the vesting schedule, including, without limitation, discretion (i) to allow full and immediate vesting upon grant of the Stock Option, (ii) to permit partial vesting in stated percentage amounts based on the length of the holding period of the Stock Option, or (iii) to permit full vesting after a stated holding period has passed. No rights to exercise the Stock Option shall vest after the termination of an Optionee’s employment with the Company, unless further vesting is expressly allowed in the written agreement evidencing the Stock Option.

5.9    Modification, Extension and Renewal of Options:  Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding options granted under the Plan, or accept the surrender of outstanding options (to the extent not theretofore exercised) and authorize the granting of new options in substitution therefore (to the extent not theretofore exercised).

5.10    Other Provisions:  The option agreements authorized under the Plan shall contain such other provisions, including without limitation, restrictions upon the exercise of the option, as the Committee and the Board of Directors of the Corporation shall deem advisable. Thus, for example, the Committee and the Board of Directors may require that all or any portion of an option granted hereunder not be exercisable until a specified period of time has passed or some other event has occurred.

ARTICLE VI

Term of Plan

Options may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date the Plan is adopted by the Corporation’s Board of Directors or is approved by the Corporation’s shareholders, whichever occurs earlier. Termination of the Plan shall not affect any option previously granted.

ARTICLE VII

Amendment of the Plan

To the extent permitted by law and subject to any required approval by the Corporation’s shareholders, the Board of Directors may suspend or discontinue the Plan or revise or amend it in any way with respect to any shares not subject to options at that time.

ARTICLE VIII

Application of Funds

The proceeds received by the Corporation from the sale of Stock pursuant to options may be used for general corporate purposes.

ARTICLE IX

No Obligation to Exercise Option

The granting of an option shall impose no obligation upon the optionee to exercise such option.

ARTICLE X

Approval of Plan

The Plan shall not take effect until approved by the Board of Directors or its Executive Committee.

ARTICLE XI

Securities Laws Compliance

Notwithstanding anything contained herein, the Corporation shall not be obligated to grant any option under this Plan, or to sell or issue any share pursuant to any option agreement executed pursuant to the Plan, unless the grant or sale is effectively registered or exempt from registration under the Securities Act of 1933, as amended, and is qualified or exempt from qualification under the applicable blue sky laws.

As adopted by the Board of Directors on the 12th day of October, 2000.

LATAH BANCORPORATION, INC. A Washington corporation

By:	/s/ JOHN L. GILBERT
John L. Gilbert, President